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Regency Centers Reports Third Quarter 2017 Results

JACKSONVILLE, FL. (November 1, 2017) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended September 30, 2017.

Third Quarter 2017 Highlights

•	Net Income Attributable to Common Stockholders (“Net Income”) of $0.35 per diluted share.

•	NAREIT Funds From Operations (“NAREIT FFO”) of $0.91 per diluted share and Core Funds From Operations (“Core FFO”) of $0.95 per diluted share.

•
Same property Net Operating Income (“NOI”) as adjusted, which reflects adjustments for the Equity One merger, excluding termination fees, increased 5.0% as compared to the same period in the prior year.

•	As of September 30, 2017, the same property portfolio was 96.1% leased, a 20 basis point increase sequentially.

•	Spaces less than 10,000 square feet (“Small Shops”) were 92.5% leased, a 40 basis point increase sequentially.

•	Executed 1.8 million square feet of new and renewal leases on a comparable basis, resulting in 17.4% blended rent spreads.

•	As of September 30, 2017, a total of 30 properties were in development or redevelopment representing a combined investment of approximately $600 million.

“Our experienced and deep team, unequaled high quality portfolio, value add asset management and development capabilities and opportunities, and strong balance sheet continue to drive solid performance even in today’s challenging environment,” stated Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “Regency is well positioned to grow NOI, NAV, earnings and shareholder value at levels that are at or near the top of our shopping center peers.”

Financial Results

Regency reported Net Income for the third quarter of $59.7 million, or $0.35 per diluted share compared to Net Income of $5.3 million, or $0.05 per diluted share, for the same period in 2016. For the nine months ended September 30, 2017 Net Income was $74.8 million, or $0.48 per diluted share, compared to $88.0 million, or $0.88 per diluted share, for the same period in 2016.

The Company reported NAREIT FFO for the third quarter of $155.7 million, or $0.91 per diluted share, compared to $30.1 million, or $0.29 per diluted share, for the same period in 2016. For the nine months ended September 30, 2017 NAREIT FFO was $333.5 million, or $2.13 per diluted share, compared to $194.2 million, or $1.94 per diluted share, for the same period in 2016. NAREIT FFO for the third quarter included a non-recurring charge of $1.9 million, or $0.01 per diluted share, related to repair and clean-up caused by Hurricanes Harvey and Irma.

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Core FFO for the third quarter was $161.7 million, or $0.95 per diluted share, compared to $84.3 million, or $0.81 per diluted share, for the same period in 2016. For the nine months ended September 30, 2017 Core FFO was $434.2 million, or $2.78 per diluted share, compared to $244.1 million, or $2.43 per diluted share for the same period in 2016. Given the non-comparable nature of the $1.9 million expense incurred in the third quarter related to the hurricanes, these charges have been added back to Core FFO.

Operating Results

Third quarter same property NOI as adjusted, excluding termination fees, increased 5.0% compared to the same period in 2016. This growth included an 80 basis point positive impact from redevelopments. The $1.9 million hurricane related expenses charged to our captive insurance program were excluded from same property NOI. Consistent with previous practice, gains and losses in our captive insurance program are excluded from same property NOI. Please note that for purposes of evaluating same property NOI on a comparative basis, and in light of the merger with Equity One on March 1, 2017, same property NOI as adjusted is presented on a pro forma basis as if the merger had occurred January 1, 2016. Please refer to the Company’s supplemental package for additional details.

As of September 30, 2017, Regency’s wholly owned portfolio plus its pro-rata share of co-investment partnerships was 95.3% leased. The same property portfolio was 96.1% leased, which is an increase of 20 basis points sequentially and an increase of 40 basis points from the same period in 2016 when adjusted for the current same property pool. Within the same property portfolio, Small Shops were 92.5% leased, an increase of 40 basis points sequentially and an increase of 70 basis points from the same period in 2016 when adjusted for the current same property pool.

Regency executed 1.8 million square feet of comparable new and renewal leases during the quarter at blended rent spreads of 7.8%. Rent spreads on new and renewal leases were 17.4% and 5.7%, respectively.

Investments

Property Transactions

During the quarter, the Company sold one co-investment property for a gross sales price of $29.9 million. Regency’s share of the gross sales price was $6.0 million. Subsequent to the third quarter, the Company sold one wholly-owned property for a gross sales price of $29.0 million, bringing gross sales proceeds for the year to $46.3 million on a pro rata basis.

Developments and Redevelopments

At quarter end, the Company had 30 properties in development or redevelopment with combined, estimated net development costs of approximately $600 million. In-process development projects were a combined 54% funded and 80% leased, and expected to yield an average return of 7.3%.

Subsequent to the third quarter the Company started a ground up development project in the Midtown neighborhood of Raleigh, NC. The project, named “Midtown East”, will feature a 120,000 square foot Wegmans, which is expected to open July of 2019, and 54,000 square feet of additional retail. Midtown East is a 50/50 joint venture between Regency Centers and ITB Holdings, LLC representing a total investment of approximately $44 million at a projected 7.9% stabilized yield.

Balance Sheet

Preferred Redemption

As previously announced, Regency redeemed all of its issued and outstanding 6.0% Series 7 cumulative redeemable preferred shares (the “Preferred Stock”). The 3,000,000 shares of Preferred Stock were

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redeemed on August 23, 2017 (the “Redemption Date”) with proceeds from the Company’s June 30,2017, senior unsecured debt offering of $175 million 3.6% notes due 2027 and $125 million 4.4% notes due 2047. The redemption price for the Preferred Stock was $25.22083 per share, equal to $25.00 plus accrued and unpaid dividends to, but excluding, the Redemption Date. The aggregate amount paid to redeem the Preferred Stock was $75.7 million.

2017 Guidance

The Company has updated certain components of its 2017 earnings guidance. These changes are summarized below. Please refer to the Company’s third quarter 2017 supplemental information package for a complete list of updates.

Full Year 2017 Guidance
	Previous Guidance	Updated Guidance
Net Income per diluted share	$0.68 - $0.74	$0.76 - $0.81
NAREIT FFO per diluted share	$2.97 - $3.03	$3.00- $3.05
Core FFO per diluted share	$3.62 - $3.68	$3.66- $3.70
Acquisitions ($ thousands) Cap Rate (weighted average)	$0 - $80,000 +/- 5.0%	+/- $225,000 +/- 5.0%
Dispositions ($ thousands) Cap Rate (weighted average)	$100,000 - $200,000 6.25% - 7.25%	+/- $225,000 +/- 7.0%

Dividend

On October 31, 2017, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.53 per share. The dividend is payable on November 29, 2017 to shareholders of record as of November 15, 2017.

Conference Call Information

To discuss Regency’s third quarter results, the Company will host a conference call on Thursday, November 2, 2017 at 9:00 a.m. ET. Dial-in and webcast information is listed below.

Third Quarter Conference Call
Date:	Thursday, November 2, 2017
Time:	9:00 a.m. ET
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investors

Replay

Webcast Archive: Investor Relations page under Events & Webcasts

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Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. Core FFO is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from NAREIT FFO: (a) transaction related income or expenses; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-comparable amounts as they occur. The Company provides a reconciliation of NAREIT FFO to Core FFO.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Actual (in thousands)

For the Periods Ended June 30, 2017 and 2016	Three Months Ended		Year to Date
	2017	2016	2017	2016
Net Income Attributable to Common Stockholders	$59,666	5,305	$74,810	87,992
Adjustments to reconcile to NAREIT Funds From Operations(1):
Depreciation and amortization (excluding FF&E)	99,284	47,826	266,873	143,373
Provision for impairment to operating properties	—	—	—	659
Gain on sale of operating properties	(3,349)	(23,067)	(8,415)	(38,016)
Exchangeable operating partnership units	132	16	217	165
NAREIT Funds From Operations	$155,733	30,080	$333,485	194,173

NAREIT Funds From Operations	$155,733	30,080	333,485	194,173
Adjustments to reconcile to Core Funds From Operations(1):
Acquisition pursuit and closing costs	—	(47)	138	1,766
Development pursuit costs	202	287	521	907
Gain on sale of land	(119)	(628)	(2,969)	(7,886)
Provision for impairment to land	—	35	—	547
Loss on derivative instruments and hedge ineffectiveness	2	40,586	(12)	40,589
Early extinguishment of debt	—	13,943	12,404	13,957
Merger related costs	1,175	—	75,584	—
Merger related debt offering interest	—	—	975	—
Preferred redemption costs	2,859	—	12,226	—
Hurricane losses	1,852	—	1,852	—
Core Funds From Operations	$161,704	84,256	$434,204	244,053

Weighted Average Shares For Diluted Earnings per Share	170,466	104,255	156,190	100,128
Weighted Average Shares For Diluted FFO and Core FFO per Share	170,816	104,409	156,467	100,282

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.
Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of income from operations to pro-rata same property NOI.

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Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI as adjusted - Actual (in thousands)

For the Periods Ended September 30, 2017 and 2016	Three Months Ended		Year to Date
	2017	2016	2017	2016
Net Income Attributable to Common Stockholders	$59,666	5,305	$74,810	87,992
Less:
Management, transaction, and other fees	(6,047)	(5,855)	(19,353)	(18,759)
Gain on sale of real estate	(131)	(9,580)	(4,913)	(22,997)
Other(1)	(13,273)	(3,680)	(36,534)	(11,170)
Plus:
Depreciation and amortization	91,474	40,705	243,757	119,721
General and administrative	15,199	16,046	49,618	48,695
Other operating expense, excluding provision for doubtful accounts	2,130	498	78,774	4,346
Other expense (income)	33,708	75,653	106,734	125,416
Equity in income of investments in real estate excluded from NOI (2)	11,809	(116)	38,519	21,681
Net income attributable to noncontrolling interests	769	543	2,101	1,545
Preferred stock dividends and issuance costs	3,147	5,266	16,128	15,797
NOI	198,451	124,785	549,641	372,267

Less non-same property NOI (4)	(7,626)	(5,669)	(23,824)	(12,618)
Plus same property NOI for non-ownership periods of Equity One(1)	—	62,555	43,005	188,063

Same Property NOI	$190,825	181,671	$568,822	547,712

Same Property NOI without termination fees	$190,611	181,534	$568,350	546,674

Same Property NOI without termination fees or redevelopments	$166,742	159,950	$498,755	482,686

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below
(3) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.
(4) Refer to page 2 of the Company's third quarter 2017 supplemental package for Same Property NOI detail for the non-ownership periods of Equity One.

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the SEC and, therefore, remain subject to adjustment.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Guidance

	Full Year
NAREIT FFO and Core FFO Guidance:	2017
Net income attributable to common stockholders	$0.76	0.81
Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	2.29	2.29
Gain on sale of operating properties	(0.05)	(0.05)
NAREIT Funds From Operations	$3.00	3.05

Adjustments to reconcile NAREIT FFO to Core FFO:
Acquisition pursuit and closing costs	—	—
Development pursuit costs	0.01	0.01
Gain on sale of land	(0.02)	(0.02)
Early extinguishment of debt	0.08	0.08
Merger related costs	0.50	0.49
Preferred redemption costs	0.08	0.08
Hurricane losses	0.01	0.01
Core Funds From Operations	$3.66	3.70

The Company has published forward-looking statements and additional financial information in its third quarter 2017 supplemental information package that may help investors estimate earnings for 2017. A copy of the Company’s third quarter 2017 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended September 30, 2017. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.
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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and

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10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.